Exhibit (c)(xiii)
Project Milos Discussion Materials September 19, 2008

Table of Contents 1. Update and Potential Next Steps 2. Overview of Contingent Value Rights 3. Potential CVR Applications to Rocket 4. CVR Case Study: FreseniusAPP Pharmaceuticals Appendix A. Precedent Squeeze Out Transactions Days to Closing

Update and Potential Next Steps Update Greenhill has had two meetings with Goldman Sachs, who is advising the Milos Special Committee f August 21st: Greenhill delivered detailed rationale for $89 offer price as full and fair f September 9th: In response to Goldman feedback on offer rationale, Greenhill addressed potential areas of value creation including synergies and taxes/structuring In both meetings, Goldman consistently refused to address valuation directly or to provide any indication of what the Committee believes the value of Milos to be f “The Committee has a fundamentally different perspective” than Rocket f “The Committee is not encouraging any particular outcome and is not averse to the status quo” f “A transaction is not a forgone conclusion and the Committee is not interested in providing direction at the current Rocket offer of $89 per share” Goldman suggested that we would have access to the updated long range plan in early December but should not expect additional information before that time f Goldman also indicated the Committee believes that the long range plan does not represent the full value of the Company
Greenhill challenged whether the Special Committee was interested in maximizing shareholder value given its current posture f Made clear that Rocket had been forthcoming and open in its valuation methodology (as well as all follow-up areas suggested by Goldman) and would not bid against themselves f Clarified that we are open to understanding why they believe Milos is being undervalued by Rocket but to date have not found additional value Timing was briefly mentioned in relation to adjuvant trials f Greenhill suggested that if timing or event-specific issues are a concern as it relates to value, structural alternatives exist to address these issues Goldman committed to report our valuation findings and our concerns on process to the Committee in an expeditious manner f They pledged to report back to us when they had received feedback from the Committee 3

Update and Potential Next Steps Potential Next Steps Agree to meet with Greenhill Provide target price or additional guidance Do not provide target price or additional guidance MilosGoldman Sachs Response Rocket waits until Milos provides updated financial projections in December Reiterate “no comment” regarding process Consider launching tender offer Pursue other options

Table of Contents 1. Update and Potential Next Steps 2. Overview of Contingent Value Rights 3. Potential CVR Applications to Rocket 4. CVR Case Study: FreseniusAPP Pharmaceuticals Appendix A. Precedent Squeeze Out Transactions Days to Closing

Overview of Contingent Value Rights Contingent Value Rights Overview A Contingent Value Right (“CVR”) is a type of right given to shareholders of an acquired company that provides for incremental value to any traditional cash or stock consideration paid at closing, if a specified event occurs/does not occur f A contingent value right is similar to an (a) earnout, since it is dependent on the achievement of a predetermined benchmark and can reduce upfront value otherwise paid by an acquirer and (b) option because it establishes a value threshold and maturity date relating to a given event’s occurrence f Specified CVR payment triggers can include favorable events, such as the achievement of a particular level of EBITDA, stock price appreciation, or cash flows, or recovery on a specific asset (such as a litigation claim) or unfavorable events, such as a post-transaction stock price decline or an adverse result in litigation CVRs provide a mechanism by which the seller can share in the risk or upside with the acquirer of a certain event occurring/not occurring and are typically used in situations involving targets with significant uncertainty f Requires acquirer to determine a valuation formula for the uncertain asset or event, and the point at which seller or acquiror will bear the risk of underperformance (i.e. the CVR has minimal value) f Ultimate performance of the uncertain asset(s) or events would be defined during a given measurement period, which tend to be multi-year periods CVRs can take many forms – including a right to a cash payment or additional shares, depending on the outcome resulting from the uncertain assets f For example, whereas Fresenius’ $5.6 billion acquisition of APP Pharmaceuticals contemplates a contingent cash payment of up to $6.00 per share, OSI Pharmaceuticals’ $54.1 million acquisition of Cell Pathways contemplated a CVR payment of 0.04 OSI shares in the event of a filing of a new drug application for certain therapeutics CVRs can either be a separate security that trades in the market or a contract right that is not transferable

Overview of Contingent Value Rights

Selected Precedent CVR Transactions

CVRs Based on Target Operating Performance / Other

CVRs Based on Target Operating Performance / Other

(In millions, except per share amounts. USD unless otherwise specified)

Ann. Date	Target	Acquiror	Transaction Value	EV / Sales	Initial Merger Consideration (Excl. CVR)	Final Merger Consideration (Excl. CVR)	CVR Form	CVR Maturity	CVR Notes
Fixed CVR Consideration[1]									
12/12/06	Valera Pharmaceuticals	Indevus Pharmaceuticals	$168.0	7.5x	0.9626 - 1.1766 shares of Indevus stock per target share	1.1337 shares of Indevus stock per target share	Stock	3 -5 years	CVRs convertible into Indevus common stock upon FDA approval of various products. Conversion based on formula regarding average Indevus stock price
06/23/97	Sphere Drake Holdings	Fairfax Financial Holdings	138.0	0.4x	$7.50 cash or stock per target share	Same as initial	Cash	10 years	CVR payment of $4.50 per CVR, subject to reserve adequacy, reinsurance recoverables and indemnities
04/03/06	Predix Pharmaceuticals	EPIX Pharmaceuticals	115.8	n.m.	1.248509 shares of EPIX stock per target share	Same as initial	Cash or Stock	2 years	$35 million payment upon the achievement of certain clinical or strategic milestones
02/10/03	Cell Pathways Inc	OSI Pharmaceuticals	54.1	47.2x	0.0567 OSI shares per target share	Same as initial	Stock	5 years	CVR payment of 0.04 OSI shares in the event of a filing of a new drug application for Aptosyn or CP461
Variable CVR Consideration[1]									
07/07/08	APP Pharmaceuticals	Fresenius SE	$5,640.7	8.1x	$23.00 cash per target share	Same as initial	Cash	3 years	CVR payment of up to $6/share based on APP's EBITDA performance
01/24/05	Seminis	Monsanto Co	1,525.0	3.3x	$10.52 cash per target share	Same as initial	Cash	3 years	Net sales performance-based payment of up to $125 mm
08/21/00	PepsiAmericas	Whitman Corp	674.7	1.1x	Election to receive (1) $3.80 cash; (2) $3.80 in Whitman stock; or (3) $2.80 in Whitman stock plus a CVR per target share	Same as initial	Stock	2 years	CVR payment of up to 0.1092 shares of Whitman stock if PepsiAmericas meets certain EBITDA levels. Additionally, target shareholders electing contingent payments can purchase an aggregate of 1.7 million Whitman shares at $14.61 per share
03/06/00	Liposome Co	Elan Corp	600.9	7.7x	0.385 Elan ADS per target share	Same as initial	Cash	1 - 2 years	CVR payment of up to a total of $98mm ($2.16/CVR), based on (a) the approval of Evacet for sale in the EU and (b) Evacet reaching certain sales milestones outside the US
11/02/00	telecom technologies	Sonus Networks	589.5	22.4x	0.096 shares of Sonus stock per target share	Same as initial	Stock	2 years	Up to an additional 4.2 million shares of Sonus stock if telecom technologies achieves certain specified technical and product shipment related milestones
09/18/85	Hybritech Inc	Eli Lilly & Co	385.2	7.4x	$22 cash or convertible notes and $4 warrants per target share	$29 cash per target share	Cash	10 years	CVRs to receive cash payments of up to $22/CVR, based on Hybritech's operating results through 1995
02/24/98	Somatogen	Baxter International	244.7	n.m.	0.1685 shares of Baxter stock per target share	Same as initial	Cash	9 years	CVR payment of up to $2.00 per CVR based on sales of future-generation products
05/12/05	Salmedix	Cephalon	201.0	n.m.	$160 million cash	Same as initial	Cash	n.a.	Up to $40 million payment upon the achievement of certain regulatory milestones
06/29/03	Information Resources	Investor Group	85.8	0.2x	$3.30 cash per target share	Same as initial	Cash	n.a.	CVRs to receive payment of 60% of any proceeds won in an antitrust suit against ACNielsen and others
10/01/01	Medicis	Ascent Pediatrics	74.1	9.8x	Approximately $60 million cash	Same as initial	Cash	5 years	Up to an additional $10 million per year for each of the first five years following closing, if certain sales threshold milestones on Ascent products are achieved
07/31/08	British Energy	Electricite de France (EDF)	n.a.	n.a.	765p cash or 700p cash plus CVR per target share	Not closed	Unknown	Unknown	Media speculates that CVR payment based on the price of electricity and quantity of power generated

= Healthcare Target

Source: Thomson Financial, Factiva, SEC filings, breakingviews.com

Note: Includes completed or pending deals over $50 million transaction value in which CVRs were used as consideration to the selling shareholders as well as other selected relevant transactions

(1) CVR payment indicates whether the CVR payment is fixed (the holder receives the entire CVR or nothing) or variable (the payment varies, typically with a defined maximum payment based on partial or full achievement of a certain stock price, EBITDA or other threshold)

Greenhill

7

Overview of Contingent Value Rights

Selected Precedent CVR Transactions

CVRs Based on Post-Transaction Stock Price Performance of Acquiror

CVRs Based on Post-Transaction Stock Price Performance of Acquiror

(In millions, except per share amounts. USD unless otherwise specified)

Ann. Date	Target	Acquiror	Transaction Value	EV / Sales	Initial Merger Consideration (Excl. CVR)	Final Merger Consideration (Excl. CVR)	CVR Form	CVR Maturity	CVR Notes
Fixed CVR Consideration[1]									
05/12/08	Complete Energy Holding	GSC Acquisition Co	$1,392.2	n.a.	$440 million GSC shares, $50 million mezzanine note	Not closed	Stock	5 years	10 mm shares if acquiror stock price reaches pre-determined targets
07/27/08	KKR Private Equity Investors	Kohlberg Kravis Roberts	n.a.	n.a.	Stock for stock exchange, 21% of equity in the combined company	Not closed	Stock	3 years	CVR provides an additional 6% ownership if, after three years, KKR units trade below a specified threshold
Variable CVR Consideration[1]									
05/18/98	Generale de Banque SA	Fortis AG	$12,298.5	1.5x	2.33 Fortis shares per target share	2.33 Fortis shares and Euro 136.71 cash per target share	Cash	3 years	CVR payment based on future Fortis B share performance, subject to a EUR 12.39 per CVR cap
07/17/00	Pillsbury Co (Diageo PLC)	General Mills	10,528.7	1.7x	141 mm General Mills shares and assume $5.1 billion in debt	134 mm General Mills shares, $3.6 billion cash, and assume $234.3 million in debt	Cash	1 yr. post close	Up to $642 million to be repaid to General Mills at the first anniversary of closing, depending on General Mills' stock price at the time [2]
09/09/93	Paramount Communications	Viacom Inc	9,481.3	2.4x	0.1 Class A Viacom shares, 0.9 Class B Viacom shares and $9.10 cash per target share	$107 cash per share tender offer for 51.3% of target, followed by 0.93065 Class B Viacom shares, $17.50 Viacom 8% subordinated note, 0.5 3-year warrant to purchase 1.0 Class B Viacom at $60 and 0.3 5-year warrant to purchase Class B Viacom at $70 per share in merger	Cash or Stock	3 years	CVR to receive payment if Viacom's stock did not reach a certain price level within three years of the merger. The CVR was added after the initial agreement as part of a revised offer
01/07/94	Blockbuster Entertainment	Viacom Inc	8,227.2	6.6x	0.08 Class A Viacom shares and 0.60615 Class B Viacom Shares per target share	Same as initial	Stock	1 year	CVR payment of up to 0.13829 of a share of Viacom Class B Common Stock, based on various pre-determined Viacom Class B trading price thresholds
07/17/89	Marion Laboratories	Dow Chemical Co	6,209.0	12.7x	$38.00 cash per target share in tender offer, followed by stock for stock exchange with Merrell Dow	Same as initial	Cash	2 years	CVR holders to receive from Dow, at maturity, the amount by which $45.77 exceeds the average trading value of Marion Merrell Dow for the 90-day period prior to the maturity date (subject to a $15.77 cap) [3]
11/17/97	AGF	Allianz AG	5,118.0	0.7x	FFr 320 cash per target share	Same as initial	Cash	2.5 years	If AGF's share price is FFr320 or less at maturity, shareholders will have the option to put their AGF shares together with the CVR at FFr360 to Allianz. If AGF's share price is above FFr320 and below FFr360 at maturity, holders of the CVR will receive the difference between FFr360 and the share price [4]
01/18/90	Rorer Group	Rhone-Poulenc SA	3,476.0	4.3x	Package of Rhone-Poulenc stock and cash worth $73 per target share	Package of Rhone-Poulenc stock and cash worth $78 per target share	Cash	2-4 years	CVR receives payment if share price of the combined company has not reached a preset level when the CVR expires (2-4 years after issuance)

= Healthcare Target

Source: Thomson Financial, Factiva, SEC filings, breakingviews.com

Note: Includes completed or pending deals over $50 million transaction value in which CVRs were used as consideration to the selling shareholders as well as other selected relevant transactions

(1) CVR payment indicates whether the CVR payment is fixed (the holder receives the entire CVR or nothing) or variable (the payment varies, typically with a defined maximum payment based on partial or full achievement of a certain stock price, EBITDA or other threshold)

(2) Represents "reverse" CVR – i.e. transaction provides downside protection for the acquiror, General Mills, in addition to Diageo, depending on General Mills' post-transaction stock price

(3) Pursuant to the transaction, Dow Chemical would acquire approximately 67% of Marion Laboratories, and combine it with Dow's subsidiary Merrell Dow Pharmaceuticals, and Dow Chemical and Merrell Dow common stock would trade publicly

(4) Pursuant to Allianz's proposal, AGF shareholders could elect cash consideration or a CVR with downside protection (put right)

Greenhill

8

Overview of Contingent Value Rights

Selected Precedent CVR Transactions

CVRs Based on Post-Transaction Stock Price Performance of Acquiror[1]

CVRs Based on Post-Transaction Stock Price Performance of Acquiror[1]

(In millions, except per share amounts. USD unless otherwise specified)

Ann. Date	Target	Acquiror	Transaction Value	EV / Sales	Initial Merger Consideration (Excl. CVR)	Final Merger Consideration (Excl. CVR)	CVR Form	CVR Maturity	CVR Notes
Variable CVR Consideration (Continued)[2]									
05/05/98	Royale Belge SA	AXA-UAP SA	$3,137.8	1.4x	5 AXA-UAP shares and BEF21,513 cash per 3 target shares	Same as initial	Cash	3 years	CVR payment of 5x the positive difference between FRF800 and the average opening price of AXA-UAP shares during the 40 trading days up to July 31, 2001, subject to a FRF200/CVR cap
11/20/00	Equant NV	France Telecom SA	1,000.0	6.2x	Equant acq. France Telecom's Global One for $300 mm cash and 80.6 mm Equant shares. Next, France Telecom acquired Sita Foundation's stake in Equant for 1.0 France Telecom share for 2.2 Equant shares	Same as initial	Cash	3 years	CVR payment of up to EUR 15 per CVR if Equant's stock price is below EUR 60 in 3 years
11/21/06	RIA Envia	Euronet Worldwide	490.0	n.a.	$380 million in cash, $110 million in Euronet stock, and stock appreciation rights	Same as initial	Cash or Stock	18 months	If Euronet stock does not appreciate at least 20% by maturity, Euronet will pay to CVR holders the shortfall in cash or Euronet stock, subject to $20mm cap
11/21/94	Abex Inc	MacAndrews & Forbes	226.1	0.5x	0.25 Mafco shares and 1.00 Power Control share per target share	Same as initial	Cash	3 years	CVR payment of up to $3/CVR from Mafco if the combined trading price of the shares of the two publicly traded entities does not meet certain performance objectives within three years [3]
06/01/04	ACLARA Biosciences Inc	ViroLogic Inc	149.9	n.m.	1.7 ViroLogic shares per target share	Same as initial	Cash or Stock	1 year	Initially, potential CVR cash payment of up to $0.50 per CVR, depending on Virologic's stock price 12 months following merger closing. Revised upward to $0.88 per CVR

= Healthcare Target

Source: Thomson Financial, Factiva, SEC filings, breakingviews.com

Note: Includes completed or pending deals over $50 million transaction value in which CVRs were used as consideration to the selling shareholders as well as other selected relevant transactions

(1) Equant CVR based on stock price performance of target, since public stub equity remained outstanding after France Telecom's <100% equity stake purchase

(2) CVR variable payment means the payment varies, typically with a defined maximum payment based on partial or full achievement of a certain stock price, EBITDA or other threshold

(3) Pursuant to MacAndrews & Forbes' proposal, the resulting company, Mafco Consolidated Group, Inc., will be 80% owned by MacAndrews and Forbes. Abex shareholders will own 20% of Mafco Consolidated and 100% of the stock of a new publicly traded company containing Abex's NWL Aerospace division

Greenhill

9

Overview of Contingent Value Rights Selected Recent CVR Trading Performance APPFresenius – Variable CVR, Based on Operating Performance On July 7, 2008, Fresenius APP Pharmaceuticals Target Share Price announced the acquisition $35.00 of APP Pharmaceuticals for Announcement $30.00 $5.6 billion $25.00 Fresenius used the CVR to $20.00 address uncertainty of the $15.00 Heparin market, of which $10.00 APP has a near-monopoly $5.00 The CVR payment consisted $0.00 of up to $6 in cash per CVR, 7/6/07 10/6/07 1/6/08 4/6/08 7/6/08 based on APP’s operating results through 2011 Target Share Price Implied Price Incl. Max. CVR Value The CVR is currently trading Fresenius CVR Price at $1.08(1) $7.00 $6.00 $5.00 $4.00 $3.00 $2.00 $1.00 $0.00 9/11/2008 9/12/2008 9/13/2008 9/14/2008 9/15/2008 9/16/2008 9/17/2008 CVR Market Price Maximum CVR Value Source: FactSet, Bloomberg 10 (1) Represents closing price as of 9/17/2008

Overview of Contingent Value Rights Selected Recent CVR Trading Performance Cell PathwaysOSI Pharmaceuticals – Fixed CVR, Based on Operating Performance On February 10, 2003, OSI Cell Pathways Target Share Price Pharmaceuticals announced $4.00 the acquisition of Cell $3.50 Announcement Pathways for $54.1 million $3.00 OSI Pharmaceuticals used $2.50 the CVR to address potential $2.00 value associated with $1.50 clinical trial results for $1.00 cancer drugs Aptosyn (in $0.50 Phase III trials) and CP461 $0.00 12/10/02 1/10/03 2/10/03 3/10/03 4/10/03 5/10/03 6/10/03 (in Phase II trials) The CVR payment consisted Target Share Price Implied Price Incl. Max. CVR Value of 0.04 OSI shares per CVR in the event of a filing of a OSI Pharmaceuticals CVR Price new drug application for $4.00 Aptosyn or CP461 $3.50 The CVR has traded down to $3.00 a current price of $0.00067(1) $2.50 $2.00 $1.50 $1.00 $0.50 $0.00 4/12/2004 1/12/2005 10/12/2005 7/12/2006 4/12/2007 1/12/2008 CVR Market Price Maximum CVR Value Source: FactSet, Bloomberg 11 (1) Last traded 7/8/2008, as per Bloomberg

Overview of Contingent Value Rights Selected Recent CVR Trading Performance HybritechEli Lilly – Variable CVR, Based on Operating Performance On September 18, 1985, Eli Hybritech Target Share Price Lilly announced the $60.00 acquisition of Hybritech for Announcement $50.00 $385.2 million $40.00 Eli Lilly used the CVR to address uncertainty $30.00 associated with the early- $20.00 stage target company’s $10.00 pipeline $0.00 The CVR payment consisted 6/18/85 9/18/85 12/18/85 3/18/86 of up to $22 in cash per CVR, based on Hybritech’s Target Share Price Implied Price Incl. Max. CVR Value operating results through 1995 Eli Lilly CVR Price The CVR traded down to a $25.00 price of $0.0039 at maturity $20.00 $15.00 $10.00 $5.00 $0.00 4/14/1986 4/14/1988 4/14/1990 4/14/1992 4/14/1994 CVR Market Price Maximum CVR Value 12 Source: FactSet, Bloomberg

Table of Contents 1. Update and Potential Next Steps 2. Overview of Contingent Value Rights 3. Potential CVR Applications to Rocket 4. CVR Case Study: FreseniusAPP Pharmaceuticals Appendix A. Precedent Squeeze Out Transactions Days to Closing

Potential CVR Applications to Rocket

Contingent Value Rights

Potential Applications to Rocket / Milos Transaction

Given the uncertainty regarding the interim adjuvant test results, Rocket could use a contingent payment to potentially bridge the valuation gap with Milos independent directors, while transferring a portion of downside risk to selling Milos shareholders

Rocket could structure a future payment as a contingent value right ("CVR")

- Wall Street expects significant upside to Milos stock if positive clinical trial results are released in 2008. However, analysts also note that definitive positive or downside news may not be revealed until 2009

> "The key event that could drive stock upside is data from the ongoing phase 3 trial of Avastin in the adjuvant (early stage) colon cancer setting. Data are due sometime between late 2008 and 2009. **Although the outcome is difficult to predict, our bias is positive. If Avastin works in the adjuvant setting, we estimate there is at least $30 of stock upside (~40%).** We expect investors will price in not only uptake in adjuvant colon cancer, but some probability Avastin will work in this setting in lung and breast cancer as well. If the trial is negative in late 2009, we suspect the P/E will contract at that time to 14x-16x EPS estimates... **if the trial is negative, data will almost certainly not be released before late 2009, which means investors are protected from bad news this year**"
>
> *Deutsche Bank, June 18, 2008*

- Since final test results are not expected until 2009, and the ultimate financial performance of Avastin adjuvant will not be known for several years (particularly across multiple indications), Rocket most likely will not know the full value of adjuvant for at least several years

- All else equal, if the adjuvant data does not read out in November, Milos' special committee may choose to wait until the April 2009 results announcement to agree on a squeeze-out price
  - A contingent payment facilitates the negotiation process in advance of the April 2009 adjuvant results

- An alternative to the abovementioned contingent payment structure is a binary price, which would increase the $89 offer price per share based on a specific near-term result
  - For example, Rocket could pay an extra $X per Milos share in cash if the adjuvant data reads out positive in November or April

Greenhill

14

Potential CVR Applications to Rocket CVR Structuring Considerations Structuring a mutually- Pricing a Milos CVR would require the following: attractive contingent payment requires f Attempt to quantify the incremental equity value to Milos associated with “positive” test results in November or April consideration of a broad set of parameters f Determining which portion – if any – of the incremental equity value created by favorable adjuvant study results has already been incorporated into the Milos unaffected stock price on which the $89 offer was based – The remaining equity value would represent the incremental value to be derived from a positive test result, and would imply a maximum CVR value per share f If a CVR structure is deemed appropriate, selecting a proposed CVR value per share to offer to Milos, within the broader context of the price negotiations Key structural considerations include the following: f Total value subject to contingent payment – theoretically represents value of Avastin adjuvant not already embedded in Rocket’s $89 offer value per share f Payment schedule – Paid in pieces (based on interim benchmarks) or in a lump sum based on a given result f Term – Number of years, with an understanding that ultimate financial value of Avastin adjuvant will not be known until several years after clinical trial results are released f Payment trigger metric – Can be based on an absolute or relative target; objective measurability is critical – Absolute measures could include: adjuvant sales dollars or shipment volumes, number of patients treated, EBITDA, or cash flow – Relative measures would provide for contingent payment to minority Milos shareholders if actual results represent a certain percentage of projections > Would motivate Milos to provide a realistic view on achievable financial performance – Binary result: Lump sum payment in April if phase 3 data outcome is “positive” f Liquidity – Trades in market, or privately held, non-transferable contract right 15

Potential CVR Applications to Rocket

Merits and Considerations

A CVR could allow negotiations to proceed prior to the November / April adjuvant trial results announcements

However, a CVR likely increases the complexity of negotiations, since each component of the CVR structure would be negotiated

Merits	Considerations
▪ Allows negotiation to move more quickly, as price negotiations could occur prior to release of Avastin adjuvant results in November / April	▪ Increases complexity of negotiations, since parties must agree on each component of the CVR structure (e.g. trigger metric, trigger thresholds, term, payment schedule)
▪ If Rocket is unwilling / unable to price uncertainty of clinical trial result today, CVR provides mechanism for minority Milos equity holders to share in upside with Rocket	▪ If tradable, may require Rocket or Milos to become a U.S. reporting company
▪ If the adjuvant data does not read out, the risk will have been transferred to Milos shareholders in the form of a CVR of minimal value	▪ If non-transferable, does not provide liquidity option to holders

Greenhill | 16

Table of Contents 1. Update and Potential Next Steps 2. Overview of Contingent Value Rights 3. Potential CVR Applications to Rocket 4. CVR Case Study: FreseniusAPP Pharmaceuticals Appendix A. Precedent Squeeze Out Transactions Days to Closing

Fresenius Medical Care

APP

CVR Case Study: Fresenius / APP Pharmaceuticals

Case Study

Fresenius Kabi / APP Pharmaceuticals

On July 7, 2008, APP Pharmaceuticals and Fresenius announced they entered into a definitive merger agreement, with consideration including a CVR. APP currently has a near-monopoly in the US Heparin market

APP's financial results during the next 1-3 years are subject to significant Heparin market uncertainty

Accordingly, the CVR structure was used to share this risk with APP shareholders

The cash consideration of $23.00 per share and potential for total value of $29.00 per share represents a premium of 29% and 63%, respectively, over the company's one day stock price

Summary of Financial Terms

- Under the terms of the agreement, Fresenius acquired the outstanding common stock of APP for $23.00 in cash per share plus a CVR that could deliver up to an additional $970 mm in value, or $6.00 per share in cash, if the financial results of APP meet certain targets (payable in Q2 2011)
- Fresenius also assumed all of APP's outstanding net debt ($938 million). In aggregate, the consideration for the acquisition of APP, including the CVR, could be up to $5.6 billion
- Based on the cash purchase price of $23.00 per share, the transaction values the fully diluted equity capital of APP at approximately $3.7 billion; and with the CVR, if fully realized, at a value of $4.7 billion
- Goldman, Sachs & Co. and Lazard Freres & Co. advised APP; Deutsche Bank advised Fresenius
- Transaction closed on September 10, 2008 and the CVR began trading the next day

Situation Overview

- APP is a fully-integrated pharmaceutical company that develops, manufactures, and markets injectable pharmaceutical products with a primary focus on the oncology, anti-infective, anesthetic/analgesics and critical care markets
- In 2007, APP generated Heparin sales of approximately $40 mm, supplying 50% of the total US market
- In January 2008, Baxter, the only other supplier of Heparin, detected an unusual increase in allergic reactions associated with the product and voluntarily withdrew from the market
- Subsequently, APP had a monopoly position and doubled the price, claiming the increase was linked to higher crude oil costs
- APP's financial results during the next 1-3 years are subject to significant Heparin market uncertainty

APP Pharmaceuticals Stock Price Graph (April 1, 2008 – August 1, 2008)


Price ($)
Volume (mm)
$28
$26
$24
$22
$20
$18
$16
$14
$12
$10
5
4.5
4
3.5
3
2.5
2
1.5
1
0.5
0
Apr-08
May-08
Jul-08
Sep-08
APP appoints Thomas Silberg as the new CEO and Richard Tajaxas the new CFO
APP Pharmaceuticals provides update on issues related to Heparin Crisis and Actions to ensure uninterrupted safe supply
APP Pharmaceuticals launches enhanced labeling for Heparin Sodium Injection
Fresenius agrees to acquire APP Pharmaceuticals
Fresenius announces the completion of the transaction

Source: Factiva, Mergermarket, Capital IQ, Company filings

Greenhill

18

Fresenius Medical Care

APP

CVR Case Study: Fresenius / APP Pharmaceuticals

APP Pharmaceuticals Stock Price Performance

APP Pharmaceutical's stock price traded between $12-$20 during the past two years

APP's stock last traded at $29 per share on October 5, 2005, which was 1,006 days prior to the July 7, 2008 transaction announcement

Post 7/7/08 Announcement Indexed Share Price Performance


160%
140%
120%
100%
80%
7/4/08
7/18/08
8/1/08
8/18/08
9/2/08
9/17/08
APP
Fresenius
S&P 500

CVR Trading Since Acquisition Close


Price ($)
Volume (mm)
$1.60
$1.40
$1.20
$1.00
$0.80
$0.60
0.15
0.10
0.05
0.00
9/11
9/12
9/15
9/16
9/17

Three Year Stock Price Performance


Share Price
Volume (mm)
$35
$30
$25
$20
$15
$10
$5
9
8
7
6
5
4
3
2
1
0
Sep-05
Jan-06
Jun-06
Oct-06
Mar-07
Aug-07
Dec-07
May-08
Sep-08
APP receives FDA approval for Ampicillin and Sulbactam for injection
Abraxis BioScience announces licensing agreement with Biocon for the commercialization of Abraxane
Fresenius announces the completion of the transaction
$29.00 bid with full CVR
APP Pharmaceuticals to be acquired by Fresenius
$23.00 b d
Abraxis reports record 2005 Sales and Net Income and receives FDA approval for Carboplatin injection
Abraxis BioScience separated into two independent publicly traded companies: APP Pharmaceuticals (hospital based business) and Abraxis (proprietary based business)
American Pharmaceutical Partners to merge with parent company, American Bioscience, to create Abraxis Bioscience (now known as APP Pharmaceuticals)

Source: FactSet

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Fresenius Medical Care

APP

CVR Case Study: Fresenius / APP Pharmaceuticals

Case Study

Fresenius Kabi / APP Pharmaceuticals

Pre-CVR Transaction Value

($ in millions)	
Pre CVR Value / Share	$23.00
FD Shares Outstanding	162.2
Pre CVR Equity Value	$3,729.8
Plus Net Debt	937.9
Pre CVR Enterprise Value	$4,667.7
One Day Premium	29.1%
One Week Premium	37.6%
One Month Premium	64.6%

Post-CVR Transaction Value

($ in millions)	
Post CVR Value / Share	$29.00
FD Shares Outstanding	162.2
Post CVR Equity Value	$4,702.8
Plus Net Debt	937.9
Post CVR Enterprise Value	$5,640.7
One Day Premium	62.7%
One Week Premium	73.4%
One Month Premium	107.6%

Summary of Key Deal Terms

In addition to the purchase price, other key deal terms include the following:

- Conditions
  - The transaction was conditioned upon the following, among others:
    - Approval of the CVRs for listing (subject to notice of issuance) for trading on Nasdaq (or such other exchanges, electronic trading networks or other suitable trading platforms as agreed by FSE and APP)
    - No material adverse effect to APP occurring after the date of the merger agreement
    - HSR clearance
    - Effectiveness of a registration statement on form S-4
    - An information statement/prospectus having been sent or given to APP's stockholders and 20 calendar days having elapsed thereafter
    - The merger agreement is not subject to any financing condition; press released stated that the agreement contained customary representations, warranties and interim covenants
- Breakup Fee
  - The merger agreement prohibits APP from soliciting or encouraging a competing proposal ($140mm breakup fee payable by APP for accepting a superior proposal)

Summary Terms of CVR Agreement

- The CVR began trading on the NASDAQ stock exchange on September 11, 2008
- In connection with the merger, an FSE acquisition entity ("Holdco") and a mutually acceptable trustee will enter into a CVR agreement, governing the terms of the CVRs
- The CVR payment under the CVR indenture will be equal to (a) 2.5 times the excess of Holdco's aggregate Adjusted EBITDA (as defined in the CVR indenture) over $1.2677 billion for the 3-year period beginning January 1, 2008, through December 31, 2010 divided by (b) the number of CVRs issued in the merger
- Accordingly, the value of the CVR payment, which matures on June 30, in 2011, is based on the combined EBITDA for APP in 2008, 2009 and 2010
- The maximum payment per CVR is capped at $6.00 per share
- Any amounts due under the CVRs are expressly subordinated to certain senior obligations of Holdco, which include the debt incurred to finance the merger transaction and other credit facilities and obligations of Holdco

Source: Company filings, Capital IQ, Analyst research

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Table of Contents 1. Update and Potential Next Steps 2. Overview of Contingent Value Rights 3. Potential CVR Applications to Rocket 4. CVR Case Study: FreseniusAPP Pharmaceuticals Appendix A. Precedent Squeeze Out Transactions Days to Closing

Precedent Squeeze Out Transactions Days to Closing Precedent Squeeze-Out Transactions Days Between Initial and Final Offer ($ in millions) Days After Initial Offer % Offer Change to Precedent squeeze-out Date Announced Target Acquiror Deal Value 2nd Offer(1) Close Final(1) transactions exhibit a 11/09/07 Cosmote Telecommunications Hellenic Telecommunications $4,142.4 n.a. 83 -median of 77 days between 10/02/07 Nikko Cordial Corp Citigroup Japan Holdings Ltd 4,026.0 108 119 (5.4%) 05/24/07 Codan A/S RSA Overseas Holdings BV 1,215.4 n.a. 34 -the first and second offer(1), 11/20/06 TD Banknorth Inc Toronto-Dominion Bank 2,414.3 n.a. 151 -10/23/06 Shell Canada Royal Dutch Shell 7,246.0 92 184 12.5% and 143 days from the first 08/29/06 Mitsubishi UFJ Securities Co Mitsubishi UFJ Financial Group 3,879.8 n.a. 397 -offer to closing 08/21/06 Burns Philp & Co Ltd Rank Group Ltd 1,008.3 n.a. 121 -09/11/05 RAS Allianz AG 7,375.8 96 397 4.3% 09/01/05 7-Eleven Inc IYG Holding Co 1,186.4 50 69 15.4% Given the relatively high 08/09/05 Electrabel SA Suez SA 13,084.5 n.a. 98 -04/26/05 Mitsubishi Pharma Corp Mitsubishi Chemical Corp 1,889.3 n.a. 160 -dispersion in the data set, 03/09/05 Falconbridge Ltd Noranda Inc 2,457.1 n.a. 58 -precedent transactions 02/11/05 AS Hansabank FoereningsSparbanken AB 2,221.4 39 52 22.7% 01/17/05 Unitedglobalcom Liberty Media 3,566.1 n.a. 149 -exhibit a mean of 101 days 01/10/05 Fox Entertainment News Corp 5,978.0 52 70 2.2% between the first and second 12/07/04 Telecom Italia Mobile SpA Telecom Italia SpA 19,484.1 n.a. 205 -10/09/04 T-Online International AG Deutsche Telekom AG 3,561.9 n.a. 600 -offer(1), and 180 days from 08/02/04 Cox Communications Cox Enterprises Inc 8,359.7 93 122 8.6% 02/02/04 Grupo Financiero Banco Bilbao Vizcaya Argentaria 4,119.5 n.a. 49 -the first offer to closing 10/06/03 UGC Europe Inc UGC Holdings Inc 1,302.2 37 73 32.7% 03/12/03 Telecom Italia SpA Ing C Olivetti & Co SpA 31,852.1 n.a. 145 -06/03/02 Expedia USA Interactive 6,617.2 289 431 33.6% 06/03/02 Hotels.com USA Interactive 1,184.7 311 385 17.0% 01/10/02 Matsushita Communication Matsushita Electric Industrial 3,195.0 n.a. 264 -07/02/01 Edison SpA Italenergia Bis SpA 2,369.9 n.a. 517 -07/02/01 Montedison SpA Italenergia Bis SpA 4,807.4 14 50 12.1% 04/01/01 Ergo Versicherungsgruppe AG Munich Re 4,124.5 n.a. 117 -10/10/00 Banca Commerciale Italiana SpA Banca Intesa SpA 2,973.3 n.a. 204 -08/30/00 AXA Financial Inc AXA SA 9,460.2 49 126 2.1% 08/15/00 Infinity Broadcasting Corp Viacom Inc 4,569.2 77 190 (17.9%) 06/13/00 COBEPA BNP Paribas SA 1,306.1 n.a. 143 -05/27/00 Tecnost SpA Ing C Olivetti & Co SpA 5,551.6 n.a. 219 -05/02/00 Sun Life and Provincial AXA SA 3,585.7 n.a. 85 -02/14/00 CareInsite Inc(Medical Mgr) Healtheon/WebMD Inc 1,260.4 n.a. 211 -01/31/00 Banque Generale du Luxembourg Fortis(NL)NV 1,578.1 n.a. 39 - Tier 1 Mean 101 180 10.8% Statistics: Median 77 143 12.1% High 311 600 33.6% Low 14 34 (17.9%) Source: Company filings, Press releases, Thomson One Banker, Capital IQ, Mergermarket, FactSet, Bloomberg Note: Includes minority squeeze-out transactions greater than $1 billion in value since 2000 with more than 25% of the outstanding shares sought, in transactions that were not part of a larger change-of-control acquisition. Also includes the squeeze-outs of Shell Canada and Fox Entertainment. Deal values converted at exchange rate on date of announcement 22 (1) Statistics exclude transactions without a second offer